Exhibit 99.1
LA JOLLA PHARMACEUTICAL COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
[                    ], 2010
     The stockholder(s) hereby appoint(s) Deirdre Y. Gillespie, M.D. and Gail A. Sloan as proxies with the power to appoint a substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of La Jolla Pharmaceutical Company that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [___] a.m., Pacific Time on [                                        ], 2010 at [                                                                                  ], and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
LA JOLLA PHARMACEUTICAL COMPANY
4365 EXECUTIVE DRIVE, SUITE 300
SAN DIEGO, CA 92121

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA JOLLA PHARMACEUTICAL COMPANY
     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS

		For	Against	Abstain
Vote on Proposal

1.	To consider and vote upon a proposal to approve the issuance of La Jolla common stock to the stockholders of Adamis Pharmaceuticals Corporation pursuant to the Agreement and Plan of Reorganization dated as of December 4, 2009, by and among La Jolla, Jewel Merger Sub, Inc., or Merger Sub, and Adamis Pharmaceuticals Corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla, and pursuant to which La Jolla would issue post-reverse split shares of common stock to the stockholders of Adamis, resulting in a change of control of La Jolla.	☐	☐	☐

2.	To consider and act upon a proposal to approve an amendment to La Jolla’s restated certificate of incorporation to effect a reverse split of the issued and outstanding shares of La Jolla common stock, to occur immediately before the closing of the proposed merger transaction with Adamis, at a ratio based on the formula described in the merger agreement, expected to be within a range of 1:3 to 1:30, with the final ratio to be determined before the merger as provided in the merger agreement, as described in the accompanying joint proxy statement/prospectus.	☐	☐	☐

3.	To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to La Jolla’s restated certificate of incorporation to change La Jolla’s name from “La Jolla Pharmaceutical Company” to “Adamis Pharmaceuticals Corporation,” as described in the accompanying joint proxy statement/prospectus.	☐	☐	☐

4.	To consider and act upon a proposal to approve, if necessary, an adjournment of the La Jolla special meeting to solicit additional proxies in favor of the foregoing proposals.	☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date